Exhibit 10.2

[Portions of this Exhibit have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The confidential portions of this Exhibit that have been omitted are marked with “XXX”.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

AMENDMENT NO. 1 TO LICENSE AGREEMENT

AND ASSET PURCHASE AGREEMENT

This AGREEMENT (“Amendment”), dated November 30, 2009 (the “Amendment Effective Date”) is made by and between BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069 (“BPA”), and Azur Pharma International II Limited, a Bermuda limited liability company, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and such of its Affiliates as it may designate from time to time under one or more provisions of this Agreement (“Company”).

WHEREAS, BPA and Company are parties to that certain License Agreement dated as of December 3, 2008 (as amended by the Amendment, the “License Agreement”).

WHEREAS, BPA and Company wish to amend certain provisions of the License Agreement as set forth below.

WHEREAS, BPA and Company are parties to that certain Asset Purchase Agreement dated as of December 3, 2008 (as amended by the Amendment, the “Asset Purchase Agreement”).

WHEREAS, BPA and Company wish to amend certain provisions of the Asset Purchase Agreement as set forth below.

NOW THEREFORE, BPA and Company (collectively, the “Parties” and each individually, a “Party”) agree as follows:

1.                                       Definitions.  Except as otherwise set forth in this Amendment, capitalized terms shall have the definitions set forth in the License Agreement or Asset Purchase Agreement, as the case may be.

2.                                       Royalties and Milestone Payments; Amendment to License Agreement.

(a)                                  Within seven (7) days of the Amendment Effective Date, Company shall pay BPA $1,000,000.00 (“Payment One”).

(b)                                 Company may in its sole and absolute discretion pay BPA an additional amount of either $525,000.00 (“Payment Two”) or $1,050,000 (“Payment Two A”) no later than January 11, 2010.  For clarity, the benefits to Company under this Amendment for making Payment Two shall also apply if Company makes Payment Two A.

(c)                                  If Company has made Payment Two A, then Company may in its sole and absolute discretion pay BPA an additional amount of either $550,000.00 (“Payment Three”) or $1,100,000.00 (“Payment Three A”) no later than February 22, 2010.  For clarity, the benefits to Company under this Amendment for making Payment Three shall also apply if Company makes Payment Three A.

(d)                                 In consideration of the above payments, and depending on what payments are made, the royalty required by Section 3(a)(ii) of the License Agreement and the milestones required by Sections 3(a)(iii)(1), 3(a)(iii)(2), 3(a)(iii)(4), and 3(a)(iii)(5) of the License Agreement shall modified from the current rates and amounts to the rates and amounts shown in the attached Table 1.  After Payment One, the royalties will be reduced to the rates under the heading “After Payment One.”  If Payment Two is made, such royalties shall be reduced to the rates shown in the Table 1 below under the heading “After Payment Two.”  If Payment Two A is made, such royalties and such milestones shall be reduced to the rates and amounts under the heading “After Payment Two A.”  If Payment Three is made, then such royalties shall be reduced to the rates under the heading “After Payment Three.”  If Payment Three A is made, such royalties and such milestones shall be reduced to the rates and amounts under the heading “After Payment Three A.”

For clarity, the milestones required by Sections 3(a)(iii)(3), (6), and (7) of the License Agreement are not modified by this Amendment and will still be required in accordance with the terms of the License Agreement if the specified Net Sales of those subsections are achieved.

(e)                                  If Company pays BPA Payment Two, the second Section 3(a)(ii)(2) of the License Agreement (beginning “In the event that one of more generic versions. . . .”) is deleted in its entirety and replaced with the following:

“In the event that one or more generic versions of the Product that is approved under 21 U.S.C. 355(j) (or any successor legislation) or which has an “AB” rating with respect to that Product, is sold by a Third Party in the Territory, for the remainder of the Royalty Term the Royalty payable pursuant to Section 3(a)(ii) shall be reduced from the royalties shown in Table 1 under the heading “After Payment Two” by the same percent reduction as occurs under the Antares License Agreement as the result of such generic entry.”

(f)                                    If Company pays BPA both Payment Two and Payment Three, the second Section 3(a)(ii)(2) of the License Agreement (beginning “In the event that one of more generic versions. . . .”) is deleted in its entirety and replaced with the following:

“In the event that one or more generic versions of the Product that is approved under 21 U.S.C. 355(j) (or any successor legislation) or which has an “AB” rating with respect to that Product, is sold by a Third Party in the Territory, for the remainder of the Royalty Term the Royalty payable pursuant to Section 3(a)(ii) shall be reduced by such amount below 4.5% of Net Sales as the royalty payable by BPA to Antares is reduced.”

(g)                                 In each case, the royalties and milestones set forth in Table 1 shall take effect as of the first day of the calendar month following the month in which the payment is made.

(h)                                 Section 3 of the License Agreement is amended by adding a new Section 3(b) as follows:

“Notwithstanding anything in this Agreement to the contrary, (i) the royalties hereunder shall never be less than the royalties required by the Antares License Agreement, which are 4.5% of Net Sales with a reduction to 3.5% of Net Sales in the case of generic competition and (ii) if Company has made Payment Three or Payment Three A, the royalties hereunder shall never be greater than the royalties required by the Antares License Agreement (which as stated above is 4.5% of Net Sales with a reduction to 3.5% of Net Sales in the case of generic competition).  Further, when Company sends royalty reports to BPA it shall at the same time send a copy of those royalty reports to Antares.  Additionally, if Company makes Payment Three or Payment Three A then it shall going forward remit royalty payments and send royalty reports directly to Antares (with a copy of the reports and check or payment advice to BPA), and BPA agrees that with respect to Company’s royalty obligations to BPA under this License Agreement the receipt of those payments by Antares shall be deemed equivalent to their receipt by BPA.”

3.                                       Additional Modifications to License Agreement in the Event of Payment Three.

If Company pays BPA both Payment Two and Payment Three, then the License Agreement shall be further amended as follows upon receipt of Payment Three:

(a)                                  Section 7 of the License Agreement is amended as follows:  Sections 7(a) and 7(b) are retained without modification.  Sections 7(c), 7(d), and 7(e) are deleted in their entirety and replaced with the following:

“(c)                            Company shall provide BPA an annual summary report of its commercialization of the Product, including copies of the Company’s sales and marketing plans and one copy of each advertising, detailing or promotional material used during the year.

(d)                                  With each annual summary required by Section 7(c) above, Company shall also provide BPA with copies of all material correspondence and documents to and from FDA and all notices received from FDA concerning the Product.  However, any such materials concerning safety or adverse events, or matters that may interrupt manufacture or require any recall, shall promptly be provided by Company to BPA and not delayed until the annual submission.”

(b)                                 Section 16(b)(iii)(a) to (c) of the License Agreement shall be deleted in its entirety and replaced with the following:

“Notwithstanding the provisions of the foregoing Sections (a) and (b) if a Paragraph IV Certification (as defined in C.F.R. Title 21) is filed referencing the Product the following provisions shall apply:

(a)                                      in the event that either BPA or Company receives a Paragraph IV Certification (as defined in C.F.R. Title 21) it shall inform the other Party verbally and in writing (by facsimile or by e-mail) as soon as practicable and in any event not later than two (2) Business Days of receipt of the foregoing certification or notice;

(b)                                     during the following twenty-one (21) day period, Company shall consult with BPA as to the commercial reasonableness of suing such Third Party for patent infringement within the requisite forty-five (45) day period (“Infringement Suit”);

(c)                                      if upon, expiration of the twenty-one (21) day period, Company elects at its discretion to file an Infringement Suit, the following applies:

i                                                  as between BPA and Company, Company shall have sole discretion to direct the strategy of the Infringement Suit (with Company recognizing that Antares as patent owner may itself exercise such control);

ii                                               Company shall keep BPA informed at all times of the Infringement Suit including providing copies of any communications received in connection with such litigation to BPA promptly after receipt thereof.  Company shall consult with and consider any comments made by BPA (including the development and implementation of a litigation strategy) and permit BPA the opportunity to review and comment on any proposed written communication, filing pleadings or other documents or submissions filed with the court in the course of such Infringement Suit;

iii                                           BPA shall cooperate with Company to enforce the Patents and the Know-How, including initiation or maintenance as a party to the Infringement Suit to enforce such rights;

iv                                          Company shall be responsible for Company’s own external costs and expenses, including legal fees, associated with the Infringement Suit, and shall also be responsible for such reasonable costs of BPA as BPA incurs at the request of Company if BPA joins in the suit at Company’s request.  Any recovery realized as a result of any infringement action described in this Section 16(b)(iii) (after reimbursement of the Parties’ reasonable attorneys’ fees for outside counsel and litigation expenses) shall be treated as Net Sales of Product in the year of receipt in accordance with Section 3(a) with Company receiving such amounts and paying to BPA the applicable royalty under Section 3(a)(ii), but shall not be treated as Net Sales for the purpose of any milestone payments under Section 3(a)(iii).”

(c)                                  Section 16(e) of the License Agreement shall be deleted in its entirety and replaced with the following:

“(e)(i)                 Each Party shall promptly notify the other Party in writing of any allegation made, threatened or brought against either of them alleging infringement or other unauthorized use of the intellectual property of a Third Party arising from (i) the development, manufacture, importation, use, offer for sale, sale or other commercialization of the Product in the Territory or (ii) from the development or manufacture outside the Territory as relates to the importation, use, offer for sale, sale or other commercialization of the Product in the Territory (“Infringement Claim”).  The provisions of this Section 16(e) are in addition to and separate from the provisions of Section 11(a)(xiii).

(e)(ii)                    BPA shall at Company’s request consult with Company on the response to an Infringement Claim, and shall at Company’s request cooperate with Company (at Company’s expense) in Company’s response and defense of such claim, but shall otherwise have no obligation in respect to an Infringement Claim.

(e)(iii)                 Company shall have sole discretion as to the manner in which it will defend an Infringement Claim, including with regard to any actions Company proposes to take in order to mitigate any loss or liability with respect to any Infringement Claim, such actions may include Company ceasing to sell the Product, DPT ceasing to manufacture and supply Company with Product, Company ceasing to supply BPA with Product (for use outside the Territory) and/or the Company electing to modify the Product.”

(d)                                 Section 16(f) of the License Agreement shall be deleted in its entirety and replaced with the following:

“Any licenses from Third Parties that may be required for Company’s activities under this License Agreement shall be the sole responsibility of Company in its sole discretion and at its sole expense.  BPA shall at Company’s request consult with Company with respect to any such potential license.”

(e)                                  Section 9(d) of the License Agreement shall be deleted in its entirety and replaced with the following:

“Subject to compliance with all applicable laws and regulatory requirements, Company agrees to supply BPA with Product at cost plus 7.5% for use in Israel and Canada and BPA shall have the right to place orders for reasonable quantities of Product for sale by BPA or BPA’s licensees in Israel and Canada when Product is being made by or for Company; provided, however, if BPA and BPA’s licensees intend to order sufficient quantities of Product to comprise a complete manufacturing batch of Product, BPA and its licensees shall place their own order for the Product independently of Company’s orders.  Company shall give BPA reasonable advance notice for each manufacturing run to enable BPA to exercise its rights under this Section 9(d).  Product shall be packaged in the normal US packaging and Company shall not be responsible for any changes in packaging or other activities that are not part of the normal manufacturing practices of Company.  BPA shall pay Company’s actual out of pocket cost for such manufacture plus 7.5% of such cost (which shall only be payable if such product is purchased from Company) including any surcharges imposed by the manufacturer for partial batches and special packaging and labeling requirements.  BPA shall make payments for its orders either directly to the manufacturer or to Company, as applicable, and shall take delivery either directly from manufacturer or Company, with the details of same to be negotiated in good faith between BPA and Company (subject to the default rules of the Uniform Commercial Code if agreement on the details is not reached).  In the event that the manufacturer is not able to fill the entire quantity ordered by Company and BPA, Company shall be entitled to direct DPT to satisfy the needs of Company and its customers as reasonably demonstrated by Company to BPA, and if there is sufficient capacity remaining to supply all or part of the requirement of BPA and its licensees.  In no event shall Company have any responsibility for any matters relating to the supply of the Product such as failed lots, quality issues, delays in supply, or product liability or otherwise have any liability with regard to the supply of such product, and BPA hereby indemnifies and holds harmless Company with regard to any claim which may be made by any Third Party and for its part confirms that Company has no liability to BPA based on or arising out of the supply of Product under this Section 9(d) (except for Company’s obligation to supply as set forth in the first sentence of this Section 9(d)).”

(f)                                    Section 9 of the License Agreement is amended by adding a new Section 9(f) as follows:

“For countries outside the Territory other than Israel and Canada, Company may at its sole discretion agree that it shall supply BPA with Product for use in such countries on such terms as may be agreed including (i) to the extent applicable, the provisions set out in Section 9(d), (ii) Company shall be permitted to allocate limited manufacturing capacity or limited supply of Product to itself and its own customers ahead of any orders for Product placed by BPA for such countries, and (iii) the Parties shall in such event confer in an effort to arrange to fill BPA’s orders for such countries in a way that will not disrupt manufacturing or supply for Company.”

4.                                       Modification to Asset Purchase Agreement in the Event Company Makes Payment 3 Three A.

If Company pays BPA both Payment Two A and Payment Three A, then the Asset Purchase Agreement shall be amended as follows upon receipt of Payment Three:

(a)                                  Section 13 of the Asset Purchase Agreement shall be deleted in its entirety and replaced with the following:

“In the event that the License Agreement between BPA and the Company is terminated for material breach by Company, or Company knowingly takes any action (or refuses or omits to take any action) that would cause a breach of the Antares License Agreement likely to result in the termination of the Antares License Agreement by Antares on account of such breach, Company assigns all right, title and interest in and to the NDA, the Trademark (together with all goodwill associated therewith), and the Domain Names to BPA, shall promptly transfer all documentation related to such NDA, Trademark, and Domain Names to BPA, and agrees to take all such further action and promptly execute such further documents as may be reasonably necessary or desirable to give full effect to such assignment, including without limitation submitting a letter to the FDA requesting transfer and any related documents with the FDA to effect such transfer, providing an assignment of the Trademark in recordable form, and providing an assignment to transfer ownership of the Domain Name with the registrar.  After such transfer of the NDA to BPA, Company agrees to cooperate with BPA, at Company’s own expense other than its reasonable out of pocket expenses, which shall be reimbursed by BPA upon request, for a reasonable transition period not to exceed six (6) months, regarding (i) FDA regulatory obligations for the Product, including without limitation the preparation and submission of annual reports, the reporting of adverse events, and cooperating with governmental regulatory agencies; (ii) communication with Third Parties regarding the Product, including without limitation responding to complaints and medical inquiries; (iii) investigating all complaints and adverse drug experiences related to the Product; and (iv) giving such notice as BPA may request to the FDA and to DPT or any other contract manufacturer of Product.”

5.                                                                                       Agreements otherwise remain in effect.  All provisions of the License Agreement and Asset Purchase Agreement that are not amended in this Agreement remain in effect, except to the extent that any provisions may have lapsed, been satisfied, or become moot without regard to this Agreement.

[signature page follows]

IN WITNESS THEREOF, BPA and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

BioSante Pharmaceuticals, Inc.

By	/s/ Stephen M. Simes
Stephen M. Simes
Chief Executive Officer and President

Azur Pharma International II Limited

By:	/s/ Kevin Insley
Kevin Insley
Director

TABLE 1

Event	Current	After Payment One	After Payment Two	After Payment Two A	After Payment Three	After Payment Three A
Net Sales of the Product in the Territory in a calendar year under $10,000,000 or over $17,500,000	Royalty 10%	Royalty 7.25%	Royalty 5.875%	Royalty 5.875%	Royalty 4.5%	Royalty 4.5%

Net Sales of the Product in the Territory in a calendar year Sales between $10,000,000 and $17,500,000	Royalty 20%	Royalty 12.75%	Royalty 8.625%	Royalty 8.625%	Royalty 4.5%	Royalty 4.5%

Milestone at $XXXXXXX in Net Sales of the Product in the Territory in a calendar year	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX

Milestone at $XXXXXXX in Net Sales of the Product in the Territory in a calendar year	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX

Milestone at $XXXXXXX in Net Sales of the Product in the Territory in a calendar year	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX

Milestone at $XXXXXXX in Net Sales of the Product in the Territory in a calendar year	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX	$XXXXXXXX

[Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The confidential portions of this Exhibit that have been omitted are marked with “XXX”. A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]